Filed Pursuant to Rule 433
Registration No. 333-209541

CSX Corporation

PRICING TERM SHEET

October 13, 2016

$700,000,000 2.600% Notes due 2026 (the “2026 Notes”)

$800,000,000 3.800% Notes due 2046 (the “2046 Notes”)

$700,000,000 4.250% Notes due 2066 (the “2066 Notes”)

Issuer:	CSX Corporation

Ratings*:	Baa1 / BBB+

Security:	2026 Notes: 2.600% Notes due 2026 2046 Notes: 3.800% Notes due 2046 2066 Notes: 4.250% Notes due 2066

Size:	2026 Notes: $700,000,000 2046 Notes: $800,000,000 2066 Notes: $700,000,000

Maturity Dates:	2026 Notes: November 1, 2026 2046 Notes: November 1, 2046 2066 Notes: November 1, 2066

Coupon:	2026 Notes: 2.600% 2046 Notes: 3.800% 2066 Notes: 4.250%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2017

Price to Public:	2026 Notes: 99.596% 2046 Notes: 99.431% 2066 Notes: 99.751%

Benchmark Treasury:	2026 Notes: 1.500% due August 15, 2026 2046 Notes: 2.500% due May 15, 2046 2066 Notes: 2.500% due May 15, 2046

Benchmark Treasury Yield:	2026 Notes: 1.746% 2046 Notes: 2.482% 2066 Notes: 2.482%

Spread to Benchmark Treasury:	2026 Notes: + 90 bps 2046 Notes: + 135 bps 2066 Notes: + 178 bps

Yield:	2026 Notes: 2.646% 2046 Notes: 3.832% 2066 Notes: 4.262%

Make-Whole Call:	2026 Notes: T + 15 bps 2046 Notes: T + 20 bps 2066 Notes: T + 30 bps

Par Call:	2026 Notes: Within three months prior to the maturity date 2046 Notes: Within six months prior to the maturity date 2066 Notes: Within six months prior to the maturity date

Expected Settlement Date:	October 18, 2016 (T+3)

CUSIP / ISIN:	2026 Notes: 126408 HE6 / US126408HE65 2046 Notes: 126408 HF3 / US126408HF31 2066 Notes: 126408 HG1 / US126408HG14

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC UBS Securities LLC Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Senior Co-Manager:	MUFG Securities Americas Inc.

Co-Managers:	PNC Capital Markets LLC The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533 or UBS Securities LLC toll free at 1-888-827-7275.

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